400 Collins Road NE Cedar Rapids, Iowa 52498

Exhibit 99.1 News Release

Rockwell Collins updates fiscal year 2009 financial guidance and announces financial guidance for fiscal year 2010

•	Fiscal year 2009 earnings per share range narrowed to $3.70 to $3.75

•	Fiscal year 2010 revenues projected to be in the range of $4.6 billion to $4.8 billion

•	Fiscal year 2010 earnings per share projected to be in the range of $3.35 to $3.55

CEDAR RAPIDS, Iowa (September 17, 2009) – Rockwell Collins, Inc. (NYSE: COL) today updated its fiscal year 2009 guidance to narrow the expected range of earnings per share from $3.70 - $3.90 to $3.70 - $3.75, which incorporates approximately a $20 million ($12 million after-tax, or 8 cents per share) charge for facility consolidation, asset impairments, and other restructuring activities.  These activities primarily relate to the company’s plans to reduce workforce and close its San Jose, California facility and relocate engineering and production work to other existing locations.  Additionally, the company anticipates that fiscal year 2009 revenues will be approximately $4.5 billion, updated from about $4.55 billion, and that total segment operating margins will be between 21% to 21.5%, updated from about 21%.  All other aspects of the company’s fiscal year 2009 guidance remain unchanged.

For fiscal year 2010, the company anticipates revenues totaling between $4.6 billion and $4.8 billion, earnings per share in the range of $3.35 to $3.55, and cash flow from operations of $600 million to $700 million.  Total segment operating margins should be in the range of 18.5% to 19.5%.  The earnings per share outlook includes incremental expense of about $40 million related to pensions and $60 million related to the reinstatement of merit pay increases and incentive compensation (together about $69 million after-tax, or 45 cents per share).  Excluding these items, fiscal year 2010 earnings per share would be approximately $3.80 to $4.00.

“Despite continued weakness in the global economy, the balance of our business, as well as our continued use of acquisitions as a tool to profitably grow our company, will enable positive revenue growth during our 2010,” said Rockwell Collins Chairman, President and Chief Executive Officer, Clay Jones.  “While pension and compensation cost increases will weigh on earnings, the underlying operations of our business remain strong, as evidenced by the year over year growth in earnings per share after adjusting for these items.  Additionally, the management actions we have taken over the past year should position Rockwell Collins to take full advantage of improving market conditions in late 2010.”

Details related to the projected performance of the company’s Government and Commercial Systems businesses for fiscal year 2010 are as follows:

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, fiscal year 2010 revenue assumptions are as follows:

•	Approximately 12% total revenue growth, about half organic and half from the recently completed DataPath acquisition

•	DataPath revenue contribution of approximately $250 million

Included in the growth projections are the following assumptions: continued demand for avionics systems for tanker, transport and rotary wing aircraft; moderate increases in unmanned aerial system and international military system sales; and growth in programs focused on communication and situational awareness solutions for soldier and ground vehicle applications.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, fiscal year 2010 revenue assumptions are as follows:

•	Approximately 7% total revenue decline

•	Low double-digit decline in sales related to aircraft OEMs with greater declines in the first half of the year and moderating declines in the second half

•	Low single-digit growth in aftermarket sales with declines in the first half of the year offset by growth in the second half

•	Approximately 40% decline in sales related to Wide-Body IFE products and systems

Original Equipment Sales
Sales related to aircraft OEMs in the air transport market are expected to increase in the low double-digits due to higher production rates in fiscal year 2010 as compared to fiscal year 2009 due to the Boeing labor strike.  These increases are anticipated to be partially offset by announced reductions in wide-body aircraft production and a potential reduction in overall narrow-body aircraft production rates in late 2010.  Sales related to aircraft OEMs in the business and regional jet markets are projected to decrease by over 20% for the full fiscal year 2010, with more difficult comparisons in the first half of fiscal year 2010 due to the timing of the downturn in the business jet market during the company’s fiscal year 2009.

Aftermarket Sales
Aftermarket sales in both the air transport and business and regional jet markets are expected to experience low single-digit full year revenue growth.  Aftermarket sales are projected to decline on a year-over-year basis in the first half of fiscal year 2010 due to the continuation of weak passenger traffic, poor airline profitability, and depressed business jet aircraft utilization during this time period.  The company anticipates these conditions will reverse course in the second half of the fiscal year as a recovery in global economic conditions gains traction in the company’s served markets.

Other assumptions integral to the development of the company’s projected total segment operating margin, earnings per share and cash flow financial guidance for fiscal year 2010 are as follows:

•
Research and development (R&D) expenditures are planned to be in the range of $870 million to $900 million, or about 19% of total company sales.  Company-funded R&D will be approximately 10% lower in fiscal year 2010 compared to fiscal year 2009, or about 7% of sales.

•
The company’s effective income tax rate is expected to be in the range of 30% to 31% and assumes passage of legislation extending the Federal R&D Tax Credit, which is currently set to expire as of December 31, 2009.

•	Cash flow from operations for fiscal year 2010 is projected to be in the range of $600 million to $700 million and includes:

•	a $100 million contribution to the company’s qualified defined benefit pension plan, expected to be made in the company’s first fiscal quarter;

•	a $100 million increase in pre-production engineering costs as the company continues to fund development projects on which its customers have provided contractual guarantees for reimbursement; and

•	a $122 million year over year decrease in incentive compensation payments.

•	Capital expenditures are projected to total about $135 million, or about 3% of sales, compared to $150 million forecasted for fiscal year 2009.

The following is a summary of the company’s financial guidance for fiscal year 2010.

•	Total sales	$4.6 Bil. to $4.8 Bil.

•	Total segment operating margins	18.5% to 19.5%

•	Earnings per share	$3.35 to $3.55

•	Cash flow from operations	$600 Mil. to $700 Mil.

•	Research & development costs	$870 Mil. to $900 Mil.

•	Capital expenditures	about $135 Mil.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications.  Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees, and a global service and support network that crosses 27 countries.  To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy and the commercial aerospace industry;  further deterioration in economic and financial market conditions, including the impact of tight credit; the financial condition of our customers and suppliers; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; the impact of the global war on terrorism on U.S. government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; performance of our customers, suppliers and subcontractors; risks inherent in development and fixed price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations; risk our pension plan assets will not achieve rates of return consistent with our long-term plan asset return assumptions or that the discount rates used to calculate our pension liability decline; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:

Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com